As filed with the Securities and Exchange Commission on August 18, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUORUM HEALTH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	47-4725208
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1573 Mallory Lane

Brentwood, Tennessee 37027

(Address, including zip code, of principal executive offices)

QHCCS, LLC Nonqualified Deferred Compensation Plan

(Full title of plan)

R. Harold McCard, Jr.

Quorum Health Corporation

Senior Vice President, General Counsel and Assistant Secretary

1573 Mallory Lane

Brentwood, Tennessee 37027

(615) 221-1400

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Deferred Compensation Obligations (2)	$40,000,000	100%	$40,000,000	$4,028

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents deferred compensation obligations that are unsecured obligations of QHCCS, LLC, a subsidiary of Quorum Health Corporation, to pay deferred compensation in the future under the QHCCS, LLC Nonqualified Deferred Compensation Plan (the “NQDCP”).

EXPLANATORY NOTE

The purpose of this Registration Statement is to register $40,000,000 of Deferred Compensation Obligations (as defined below) under the NQDCP to pay deferred compensation in the future in accordance with the terms of such plans. The Registrant (as defined below) is including the Deferred Compensation Obligations in this Registration Statement because of the uncertainty as to whether the Deferred Compensation Obligations would or should be considered “securities,” or be subject to registration, under the Securities Act. The inclusion of the Deferred Compensation Obligations in this Registration Statement is not an admission by the Registrant that the Deferred Compensation Obligations are securities or are subject to the registration requirements under the Securities Act.

References to “us,” “our,” “we,” “QHC,” the “Company,” and the “Registrant” shall mean Quorum Health Corporation, a Delaware corporation, unless the context otherwise requires. References to “QHCCS” refer to QHCCS, LLC, a Delaware limited liability company and a wholly-owned subsidiary of QHC.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act. Such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the SEC will automatically update this Registration Statement. We incorporate by reference:

(a)	Our effective Registration Statement on Form 10, as amended File No. 001-37550, and filed by the Company on April 1, 2016, including the description of the Company’s common stock contained therein, and any amendment or report filed for the purpose of updating such description; and

(b)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, filed with the Commission on May 11, 2016, as amended June 9, 2016, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016, filed with the Commission on August 10, 2016; and

(c)	Our Current Reports on Form 8-K filed with the SEC on April 8, 2016, April 22, 2016, May 2, 2016, May 6, 2016 (two 8-K filings), May 27, 2016 and August 18, 2016.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. In no event, however, will any information that we disclose under Item 2.02 or Item 7.01 (and any related exhibits) of any Current Report on Form 8-K that we may from time to time furnish to the SEC be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

The securities offered under this Registration Statement include $40,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) of QHCCS, a Delaware limited liability company and a wholly-owned subsidiary of the Registrant, which may be offered pursuant to the NQDCP to certain members of management, highly compensated employees and independent contractors. The obligations are unfunded and unsecured obligations of QHCCS to pay deferred compensation in the future in accordance with the terms of the NQDCP. The obligations rank pari passu with the other unsecured indebtedness of QHCCS. QHC guarantees the obligations of QHCCS under the NQDCP. QHCCS may enter into a trust arrangement in respect of the NQDCP, which trust will hold money or other property delivered to the trustee for payment of benefits under the NQDCP. However, such arrangement does not, and is not intended to, change the status of the obligations as unsecured general obligations of QHCCS.

The amount of compensation deferred by participants is determined based on participant elections made in accordance with the provisions of the NQDCP. Under the NQDCP, participants may defer up to 75% of their annual base salary, service bonus and performance-based compensation, as well as up to 100% of their incentive compensation in any calendar year, subject to any administrative constraints as may be established by the committee appointed by QHCCS to administer the NQDCP (the

“Committee”). In addition to participant deferrals, QHCCS and/or its affiliates may make discretionary credits to participants’ accounts for any year. Participants are fully vested in their deferral contributions at all times. However, employer discretionary credits made by QHCCS and/or its affiliates, if any, vest as indicated by the employer at the time of contribution. Other employer credits, if any, vest as indicated by the employer at the time of contribution.

QHCCS’ aggregate obligation under the NQDCP at any given time is equal to the sum of participants’ aggregate account balances at such time. Participants’ accounts increase or decrease based on the hypothetical investment of the account balances in one or more investment funds, and are credited and debited in accordance with the actual financial performance of such funds. Participants elect the investment funds in which their accounts are hypothetically invested. If a participant fails to make an election, the Committee will determine the investment allocation of such participant’s accounts. These investment funds are merely used as the basis for measuring the value of participants’ accounts. QHCCS is not required to actually invest in any of these funds.

Participants are entitled to receive distribution of their vested accounts generally upon a termination of employment (including by reason of disability or death). However, participants may elect to receive all or a portion of their accounts on a specified date or dates. Distributions generally will be made in a lump sum. However, participants may elect to receive distributions in a lump sum or in installments over a term not to exceed 15 years, in the case of a separation from service occurring after participants reach age of 65, or reach age 55 with 10 years of service. Participants may elect to receive distributions in a lump sum or in installments over a term not to exceed 5 years, in the case of in-service distributions. Also, in the event of an unforeseeable emergency, participants may apply to have all or a portion of their vested accounts distributed to them.

A participant’s interest in his or her accounts under the NQDCP generally cannot be assigned, transferred, garnished, pledged or encumbered by the participant. QHCCS has reserved the right to amend or terminate the NQDCP at any time, provided that no such amendment may reduce the balance in any participant’s account and upon the termination of the NQDCP, all benefits under the NQDCP may be distributed to participants as provided in the plan.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of Deferred Compensation Obligations offered by the Registration Statement will be passed upon for the Registrant by R. Harold McCard, Jr., Senior Vice President, General Counsel and Assistant Secretary of the Registrant. As of August 16, 2016, Mr. McCard owned 40,798 shares of common stock of the Registrant. Mr. McCard also participates in the NQDCP and may be entitled to benefits under that plan.

Item 6. Indemnification of Directors and Officers.

Pursuant to authority conferred by Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”), Article VII of the Company’s amended and restated certificate of incorporation eliminates the personal liability of the Company’s directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted under the law of the State of Delaware, including the DGCL. Article VII further provides that any future amendment to or repeal of its terms will not adversely affect any right or protection of any director of the Company with respect to acts or omissions of such director occurring prior to such repeal or amendment. Article VII also incorporates any future amendments to Delaware law which further eliminate or limit the liability of directors.

In accordance with Section 145 of the DGCL, Article VIII of the Company’s amended and restated certificate of incorporation and certain provisions of the Company’s amended and restated by-laws grant the Company’s directors and officers a right to indemnification to the fullest extent permitted by Delaware Law for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of the Company or (ii) by reason of the fact that, while they are or were directors or officers of the Company, they are or were serving at the request of the Company as directors or officers of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. Section 5 of Article VI of the Company’s amended and restated by-laws further provides for advancement of expenses to such indemnified persons.

The Company’s amended and restated by-laws authorize the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Company’s amended and restated by-laws. The Company has obtained insurance policies insuring its directors and officers against certain liabilities.

The Company has entered into an Indemnification Agreement (the “Indemnification Agreement”) with its directors and executive officers. One of the purposes of the Indemnification Agreement is to attempt to specify the extent to which persons entitled to indemnification thereunder (the “Indemnitees”) may receive indemnification. Pursuant to the Indemnification Agreement, an Indemnitee is entitled to indemnification for claims arising out of or in connection with the service of Indemnitee as a director or officer of the Company or of an affiliate. In the case of an action or proceeding other than an action by or in the right of the Company, the Indemnification Agreements provide that Indemnitee is entitled to indemnification for claims relating to (i) the fact that Indemnitee is or was an officer or director of the Company or any other entity which Indemnitee is or was or will be serving at the request of the Company, or (ii) anything done or not done by Indemnitee in any such capacity. In the case of an action by or in the right of the Company, the Indemnification Agreements provide that Indemnitee is entitled to indemnification for claims relating to

(i) the fact that Indemnitee is or was an officer or director of the Company or any affiliate or (ii) anything done or not done in such capacity. The Indemnification Agreement is in addition to and are not intended to limit any rights of indemnification which are available under the Company’s amended and restated certificate of incorporation, as amended, or the Company’s amended and restated by-laws, or otherwise. In addition to the rights to indemnification specified therein, the Indemnification Agreements are intended to increase the certainty of receipt by the Indemnitee of the benefits to which he or she is entitled by providing specific procedures relating to indemnification.

The Company has also entered into other agreements with our directors and executive officers that contain provisions that may require us, among other things, to indemnify these directors and executive officers against certain liabilities that may arise because of their status or service as directors or executive officers, advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and obtain directors’ and officers’ liability insurance.

Our NQDCP provides that no member of the Committee administering the NQDCP is liable for any action, failure to act, determination or interpretation made in good faith with respect to the NQDCP or any transaction under it. Accordingly, we have agreed to indemnify the Committee members for all costs and expenses and, to the extent permissible by applicable law, any liability incurred in connection with defending against, responding to, negotiating for settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering the NQDCP or in authorizing or denying authorization to any transaction under it.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time will be deemed to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time will be deemed to be the initial bona fide offering.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on August 18, 2016.

QUORUM HEALTH CORPORATION (Registrant)

By:	/s/ Michael J. Culotta
Michael J. Culotta
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas D. Miller, Michael J. Culotta and R. Harold McCard, Jr. and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas D. Miller	President, Chief Executive Officer and Director	August 18, 2016
Thomas D. Miller	(Principal Executive Officer)

/s/ Michael J. Culotta	Executive Vice President	August 18, 2016
Michael J. Culotta	and Chief Financial Officer
(Principal Financial Officer
and Principal Accounting Officer)

/s/ William M. Gracey	Director	August 18, 2016
William M. Gracey

/s/ Adam Feinstein	Director	August 18, 2016
Adam Feinstein

/s/ Barbara R. Paul	Director	August 18, 2016
Barbara R. Paul

/s/ James T. Breedlove	Director	August 18, 2016
James T. Breedlove

/s/ Joseph A. Hastings	Director	August 18, 2016
Joseph A. Hastings

/s/ R. Lawrence Van Horn	Director	August 18, 2016
R. Lawrence Van Horn

/s/ William S. Hussey	Director	August 18, 2016
William S. Hussey

EXHIBIT INDEX

Exhibit No.	Description

4.1*	QHCCS, LLC Nonqualified Deferred Compensation Plan, effective as of September 1, 2016 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 18, 2016) (File No. 001-37550).

4.2*	QHCCS, LLC Nonqualified Deferred Compensation Plan Adoption Agreement, executed as of August 18, 2016 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 18, 2016) (File No. 001-37550).

5.1*	Opinion of R. Harold McCard, Jr.

23.1*	Consent of R. Harold McCard, Jr. (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Power of Attorney (included on signature pages).

*	Filed herewith